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                                                                      EXHIBIT 11

                                          CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

                                       STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                                        For the three month period ended December 31, 1995
                                             (In thousands, except per share amounts)

                                                                                 Primary          Fully Diluted
                                                                                 -------          -------------
Shares of common stock outstanding at October 1, 1995,
   less treasury stock                                                            37,382                 37,382

Plus net weighted shares of treasury stock purchased                                (614)                  (614)

Plus common stock equivalents:

   Effect of convertible preferred stock conversion                                   --                  3,067
   Effect of equity incentive awards                                                 789                    824
                                                                                 -------                -------

Weighted average shares outstanding                                               37,557                 40,659
                                                                                 =======                =======

Income applicable to common shares                                               $42,468                $42,468

Dividends on preferred stock                                                          --                    883

Preferred stock conversion compensation shortfall                                     --                   (516)
                                                                                 -------                -------

Earnings applicable to common shares                                             $42,468                $42,835
                                                                                 =======                =======

Earnings per common share                                                        $  1.13                $  1.05
                                                                                 =======                =======

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